Exhibit No. 11

                           KIRKPATRICK & LOCKHART LLP
                          1800 MASSACHUSETTS AVENUE, NW
                                  SECOND FLOOR
                            WASHINGTON, DC 20036-1800
                                  202.778.9000
                                   www.kl.com

                                February 12, 2001


PaineWebber Investment Trust
51 West 52nd Street
New York, New York 10019-6114

Ladies and Gentlemen:

         You have requested our opinion, as counsel to PaineWebber Tactical Allocation Fund ("Acquiring Fund"), a series of PaineWebber Investment Trust ("Trust"), a Massachusetts business trust, as to certain matters regarding the issuance of shares of beneficial interest of the Acquiring Fund ("Shares") by the Trust in connection with the reorganization of PaineWebber Balanced Fund ("Target Fund"), a series of PaineWebber Master Series, Inc. ("Master Series"), a Maryland corporation, into the Acquiring Fund, as provided for in the Agreement and Plan of Reorganization and Termination between the Trust, acting on behalf of the Acquiring Fund, and Master Series, acting on behalf of the Target Fund ("Plan"). The Plan provides for the Target Fund to transfer all of its assets to the Acquiring Fund in exchange solely for the issuance of Shares and Acquiring Fund's assumption of the stated liabilities of Target Fund. In connection with the Plan, the Trust is about to file a registration statement on Form N-14 ("Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended ("1933 Act"), the Shares to be issued pursuant to the Plan.

         As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Trust's Declaration of Trust and by-laws and such resolutions and minutes of meetings of the Trust's Board of Trustees, and such other documents relating to the Trust's formation and operation and the issuance of the Shares as we have deemed relevant to our opinion as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the Commonwealth of Massachusetts that in our experience are normally applicable to the issuance of shares by investment companies organized as business trusts in that State and to the 1933 Act, the Investment Company Act of 1940, as amended ("1940 Act"), and the regulations of the United States Securities and Exchange Commission ("SEC") thereunder.

         Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Trust and that, when issued and sold in accordance with the terms contemplated by the Trust's Registration Statement, including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, and applicable state laws regulating the distribution of securities, the Shares will have been legally issued, fully paid and non-assessable.

         We note, however, that the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that persons with


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PaineWebber Investment Trust
February 12, 2001
Page 2


claims against the Trust shall look solely to the Trust property or to the property of one or more series of the Trust for satisfaction of claims. It also states that notice of such disclaimer may be given in any obligation, contract instrument, certificate or undertaking made or issued by the officers or the trustees of the Trust on behalf of the Trust. The Declaration of Trust further provides: (1) for indemnification from the assets of the Trust or the appropriate series for all loss and expense of any shareholder held personally liable for the obligations of the Trust or any series by virtue of ownership of shares of the Trust or such series; and (2) for the Trust or appropriate series to reimburse such shareholder out of Trust property for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

         We hereby consent to this opinion accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm in the Registration Statement.

                                      Very truly yours,

                                      /s/ Kirkpatrick & Lockhart LLP

                                      KIRKPATRICK & LOCKHART LLP